Exhibit 99.4

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is derived from the historical consolidated financial statements of Whiting and Kodiak, and has been adjusted to reflect the proposed acquisition of Kodiak by Whiting. Certain of Kodiak’s historical amounts have been reclassified to conform to Whiting’s financial statement presentation. The unaudited pro forma combined balance sheet as of June 30, 2014 gives effect to the arrangement as if it had occurred on June 30, 2014. The unaudited pro forma combined statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 both give effect to the arrangement as if it had occurred on January 1, 2013. Additionally, Whiting’s unaudited pro forma statement of operations for the year ended December 31, 2013 gives effect to the sale on July 15, 2013 of its interests in certain oil and gas producing properties located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma as well as certain related assets and liabilities (the “Postle Properties”) as if the disposition had occurred on January 1, 2013.

The unaudited pro forma combined financial statements reflect pro forma adjustments based on available information and certain assumptions that we believe are reasonable and include the following:

•	Whiting’s acquisition of Kodiak, which will be accounted for using the acquisition method of accounting.

•	Adjustments to conform Kodiak’s historical accounting policies related to oil and natural gas properties from the full cost method of accounting to the successful efforts method of accounting used by Whiting.

•	Assumed borrowings under Whiting’s credit facility used to repay all of the debt outstanding under Kodiak’s credit facility.

•	Assumption of Kodiak’s outstanding equity awards, including restricted stock awards, restricted stock units and stock options.

•	Assumed liabilities for the payment of severance costs and bonuses for certain Kodiak executives and employees, as well as other transaction-related expenses.

•	Estimated tax impacts of the pro forma adjustments.

•	Whiting’s disposition of the Postle Properties on July 15, 2013, as if the disposition had occurred on January 1, 2013.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial statements. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma combined financial information does not purport to represent what Whiting’s financial position or results of operations would have been had the arrangement actually been consummated on the assumed dates nor are they indicative of future financial position or results of operations. The unaudited pro forma combined financial information does not reflect future events that may occur after the arrangement, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Whiting and Kodiak for the periods presented.

WHITING PETROLEUM CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2014

(in thousands)

	Whiting Historical	Kodiak Historical(1)	Pro Forma Adjustments		Whiting Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$227,083	$11,230	$—		$238,313
Accounts receivable trade, net	464,474	204,823	—		669,297
Prepaid expenses and other	41,566	36,834	2,431	(a)	80,831

Total current assets	733,123	252,887	2,431		988,441

Property and equipment:
Oil and gas properties	11,421,570	4,594,881	1,035,437	(a)	17,051,888
Other property and equipment	234,116	28,538	(17,346	)(a)	245,308

Total property and equipment	11,655,686	4,623,419	1,018,091		17,297,196
Less accumulated depreciation, depletion and amortization	(3,158,917)	(793,007)	793,007	(b)	(3,158,917)

Total property and equipment, net	8,496,769	3,830,412	1,811,098		14,138,279
Goodwill	—	—	1,507,788	(a)	1,507,788
Debt issuance costs	47,845	38,605	(38,605	)(c)	47,845
Other long-term assets	81,231	3,161	—		84,392

TOTAL ASSETS	$9,358,968	$4,125,065	$3,282,712		$16,766,745

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$144,801	$—	$—		$144,801
Accrued capital expenditures	216,076	141,351	—		357,427
Accrued liabilities and other	219,525	42,367	80,050	(a)(d)	341,942
Revenues and royalties payable	214,147	54,968	—		269,115
Taxes payable	69,505	14,465	40,000	(a)	123,970
Accrued interest	43,057	24,216	—		67,273
Derivative liabilities	24,044	61,548	—		85,592
Deferred income taxes	10,324	—	—		10,324

Total current liabilities	941,479	338,915	120,050		1,400,444
Long-term debt	2,653,512	2,329,634	113,366	(a)(e)	5,096,512
Deferred income taxes	1,436,447	177,974	608,650	(a)	2,223,071
Derivative liabilities	—	4,004	—		4,004
Asset retirement obligations	157,243	19,120	4,000	(a)	180,363
Deferred gain on sale	68,852	—	—		68,852
Other long-term liabilities	4,300	—	13,998	(a)	18,298

Total liabilities	5,261,833	2,869,647	860,064		8,991,544

Equity:
Common stock	120	—	48	(f)	168
Additional paid-in capital	1,583,501	1,036,524	(1,036,524	)(g)
			3,747,935	(f)	5,331,436
Retained earnings	2,505,418	218,894	(218,894	)(g)
			(69,917	)(d)	2,435,501

Total shareholders’ equity	4,089,039	1,255,418	2,422,648		7,767,105
Noncontrolling interest	8,096	—	—		8,096

Total equity	4,097,135	1,255,418	2,422,648		7,775,201

TOTAL LIABILITIES AND EQUITY	$9,358,968	$4,125,065	$3,282,712		$16,766,745

(1)	Certain of Kodiak’s historical balance sheet amounts have been reclassified to conform to Whiting’s financial statement presentation. Such reclassifications had no impact on Kodiak’s historical shareholders’ equity amounts.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

WHITING PETROLEUM CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014

(in thousands, except per share data)

	Whiting Historical	Kodiak Historical(1)	Pro Forma Adjustments		Whiting Pro Forma Combined
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$1,547,010	$557,058	$—		$2,104,068
Amortization of deferred gain on sale	15,217	—	—		15,217
Gain on sale of properties	12,355	—	—		12,355
Interest income and other	1,289	86	28,350	(h)	29,725

Total revenues and other income	1,575,871	557,144	28,350		2,161,365

COSTS AND EXPENSES:
Lease operating	233,147	70,192	—		303,339
Production taxes	128,887	59,002	—		187,889
Depreciation, depletion and amortization	503,774	188,694	(73,804	)(i)	618,664
Exploration and impairment	73,619	—	2,220	(j)	75,839
General and administrative	67,889	26,722	(9,753	)(k)	84,858
Interest expense	81,189	50,155	(10,044	)(l)	121,300
Commodity derivative loss, net	50,611	81,095	—		131,706

Total costs and expenses	1,139,116	475,860	(91,381)		1,523,595

INCOME BEFORE INCOME TAXES	436,755	81,284	119,731		637,770
INCOME TAX EXPENSE:
Current	8,355	—	—		8,355
Deferred	167,923	31,000	45,431	(m)	244,354

Total income tax expense	176,278	31,000	45,431		252,709

NET INCOME	260,477	50,284	74,300		385,061
Net loss attributable to noncontrolling interest	36	—	—		36

NET INCOME AVAILABLE TO SHAREHOLDERS	$260,513	$50,284	$74,300		$385,097

EARNINGS PER COMMON SHARE:
Basic	$2.19				$2.31

Diluted	$2.17				$2.29

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	118,946		47,483	(n)	166,429

Diluted	120,045		47,789	(n)	167,834

(1)	Certain amounts in Kodiak’s historical statement of operations for the six months ended June 30, 2014 have been reclassified to conform to Whiting’s financial statement presentation. Such reclassifications had no impact on Kodiak’s historical net income.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

WHITING PETROLEUM CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(in thousands, except per share data)

	Whiting Historical	Postle Pro Forma Adjustments		Whiting Pro Forma	Kodiak Historical(1)	Pro Forma Adjustments		Whiting Pro Forma Combined
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$2,666,549	$(120,868	)(o)	$2,545,681	$904,612	$—		$3,450,293
Loss on hedging activities	(1,958)	—		(1,958)	—	—		(1,958)
Amortization of deferred gain on sale	31,737	—		31,737	—	—		31,737
Gain on sale of properties	128,648	(109,699	)(p)	18,949	—	—		18,949
Interest income and other	3,409	—		3,409	70	41,070	(h)	44,549

Total revenues and other income	2,828,385	(230,567)		2,597,818	904,682	41,070		3,543,570

COSTS AND EXPENSES:
Lease operating	430,221	(24,131	)(o)	406,090	89,305	—		495,395
Production taxes	225,403	(8,183	)(o)	217,220	97,585	—		314,805
Depreciation, depletion and amortization	891,516	(26,585	)(o)	864,931	317,223	(152,455	)(i)	1,029,699
Exploration and impairment	453,210	—		453,210	—	5,653	(j)	458,863
General and administrative	137,994	(1,418	)(q)	136,576	47,224	(14,191	)(k)	169,609
Interest expense	112,936	(9,645	)(r)	103,291	74,301	(19,216	)(l)	158,376
Loss on early extinguishment of debt	4,412	—		4,412	—	—		4,412
Change in Production Participation Plan liability	(6,980)	—		(6,980)	—	—		(6,980)
Commodity derivative (gain) loss, net	7,802	(1,803	)(s)	5,999	45,028	—		51,027

Total costs and expenses	2,256,514	(71,765)		2,184,749	670,666	(180,209)		2,675,206

INCOME (LOSS) BEFORE INCOME TAXES	571,871	(158,802)		413,069	234,016	221,279		868,364
INCOME TAX EXPENSE (BENEFIT):
Current	986	(61,774	)(t)	(60,788)	—	—		(60,788)
Deferred	204,882	—		204,882	92,600	83,963	(m)	381,445

Total income tax expense (benefit)	205,868	(61,774)		144,094	92,600	83,963		320,657

NET INCOME (LOSS)	366,003	(97,028)		268,975	141,416	137,316		547,707
Net loss attributable to noncontrolling interest	52	—		52	—	—		52

NET INCOME (LOSS) AVAILABLE TO SHAREHOLDERS	366,055	(97,028)		269,027	141,416	137,316		547,759
Preferred stock dividends	(538)	—		(538)	—	—		(538)

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$365,517	$(97,028)		$268,489	$141,416	$137,316		$547,221

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$3.09	$(0.82)		$2.27				$3.30

Diluted	$3.06	$(0.81)		$2.25				$3.27

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	118,260	118,260		118,260		47,343	(n)	165,603

Diluted	119,588	119,588		119,588		47,757	(n)	167,345

(1)	Certain amounts in Kodiak’s historical statement of operations for the year ended December 31, 2013 have been reclassified to conform to Whiting’s financial statement presentation. Such reclassifications had no impact on Kodiak’s historical net income.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

WHITING PETROLEUM CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Whiting and Kodiak. Certain of Kodiak’s historical amounts have been reclassified to conform to Whiting’s financial statement presentation. The unaudited pro forma combined balance sheet as of June 30, 2014 gives effect to the arrangement as if it had occurred on June 30, 2014. The unaudited pro forma combined statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 both give effect to the arrangement as if it had occurred on January 1, 2013. Additionally, Whiting’s unaudited pro forma statement of operations for the year ended December 31, 2013 gives effect to the sale on July 15, 2013 of its interests in certain oil and gas producing properties located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma as well as certain related assets and liabilities (the “Postle Properties”) as if the disposition had occurred on January 1, 2013.

The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that we believe are reasonable, however, actual results may differ from those reflected in these statements. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the Company’s financial position or results of operations would have been if the arrangement had actually occurred on the dates indicated above, nor are they indicative of Whiting’s future financial position or results of operations. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Whiting and Kodiak for the periods presented.

The unaudited pro forma combined financial information includes adjustments to conform Kodiak’s accounting policies for oil and gas properties to the successful efforts method. Kodiak follows the full cost method of accounting for oil and gas properties, while Whiting follows the successful efforts method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method, and these costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over the life of the proved developed reserves. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over proved reserves.

Note 2. Unaudited Pro Forma Combined Balance Sheet

The arrangement will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2014 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Whiting expects to finalize its allocation of the purchase consideration as soon after completion of the proposed arrangement as practicable.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of Whiting’s common stock consideration transferred depending on its market price at the date of closing;

•	changes in the estimated fair value of Kodiak’s assets acquired and liabilities assumed as of the date of the arrangement, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, as well as other factors; and

•	the tax bases of Kodiak’s assets and liabilities as of the closing date of the arrangement.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill is as follows (in thousands):

Consideration:
Fair value of Whiting’s common stock to be issued (1)	$3,668,421
Fair value of Kodiak restricted stock units and restricted stock awards to be assumed by Whiting (2)	35,162
Fair value of Kodiak options to be assumed by Whiting	44,400

Total consideration	$3,747,983

Fair value of liabilities assumed:
Accrued capital expenditures	$141,351
Accrued liabilities and other	52,500
Revenues and royalties payable	54,968
Taxes payable	54,465
Accrued interest	24,216
Derivative liabilities	65,552
Long-term debt	2,443,000
Deferred tax liability	786,624
Asset retirement obligations	23,120
Other long-term liabilities	13,998

Amount attributable to liabilities assumed	$3,659,794

Fair value of assets acquired:
Cash and cash equivalents	$11,230
Accounts receivable trade, net	204,823
Prepaid expenses and other	39,265
Oil and gas properties, successful efforts method	5,630,318
Other property and equipment	11,192
Other long-term assets	3,161

Amount attributable to assets acquired	$5,899,989

Goodwill	$1,507,788

(1)	47,303,942 shares of Whiting common stock at $77.55 per share (closing price as of September 30, 2014).
(2)	453,416 shares of Whiting common stock issued at $77.55 per share (closing price as of September 30, 2014).

Whiting has agreed to acquire Kodiak for per-share consideration consisting of 0.177 of a share of Whiting’s common stock for each share of Kodiak’s outstanding common stock, including Kodiak’s equity awards which will result in Whiting issuing approximately $35.2 million of common shares to Kodiak employees. Whiting will also assume $44.4 million of vested options held by Kodiak employees. Based on the closing price of Whiting’s common stock of $77.55 on September 30, 2014, the proposed transaction has a preliminary value of approximately $6.2 billion, including the fair value of Kodiak’s long-term debt assumed of $2.4 billion.

Goodwill recognized is primarily attributable to the operational and financial synergies expected to be realized from the arrangement, including enhanced recoveries, employing optimized completion techniques on Kodiak’s acreage, realized savings in drilling and well completion costs, the accelerated development of Kodiak’s asset base, and the acquisition of experienced oil and gas technical personnel.

From the date of the arrangement’s initial public announcement to September 30, 2014, the preliminary value of purchase consideration to be transferred decreased approximately $47.3 million, as a result of the decrease in Whiting’s share price from $78.54 to $77.55. The final value of Whiting consideration will be determined based on the actual number of Whiting shares issued and the market price of Whiting’s common stock on the closing date of the acquisition. A ten percent increase or decrease in the closing price of Whiting’s common stock, compared to the September 30, 2014 closing price of $77.55, would increase or decrease goodwill by approximately $370.4 million, assuming all other factors are held constant.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of June 30, 2014:

(a)	The allocation of the estimated fair value of consideration transferred (based on the closing price of Whiting’s common stock as of September 30, 2014) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$2.4 million in deferred tax assets associated with the transaction that have been classified under prepaid expenses and other;

•	a $1.0 billion increase in Kodiak’s oil and gas properties to reflect them at fair value;

•	a $17.3 million reduction to Kodiak’s other property and equipment to reflect them at fair value;

•	$1.5 billion in goodwill associated with the arrangement;

•	$10.1 million in accrued liabilities for severance payments and pre-combination service bonuses payable to certain of Kodiak’s executives and employees. With respect to severance payments, these will be made to executives who have employment agreements with Kodiak which contain automatic change in control provisions and that will definitively not be retained by Whiting following the closing of the transaction. With respect to the pre-combination service bonus amounts, these payments will be made to Kodiak employees for service they provided to Kodiak prior to the closing date of the transaction. The impact of these severance payments and bonuses and their corresponding tax effect was not included in the pro forma statements of operations due to their nonrecurring nature;

•	a $40.0 million liability for U.S. federal income taxes that is payable upon closing of the transaction;

•	a $113.4 million upward adjustment to Kodiak’s long-term senior notes to reflect them at fair value;

•	$608.7 million in deferred tax liabilities associated with the transaction;

•	a $4.0 million increase in Kodiak’s asset retirement obligations to reflect them at fair value; and

•	a $14.0 million accrued liability for estimated environmental remediation costs related to certain of Kodiak’s oil and gas assets.

(b)	Reflects the elimination of Kodiak’s historical accumulated depreciation, depletion and amortization balances.

(c)	Reflects the elimination of $38.6 million of Kodiak’s historical debt issuance costs.

(d)	Reflects the liability for estimated transaction costs of $69.9 million expected to be incurred by Whiting and Kodiak not reflected in the historical June 30, 2014 balance sheets, including estimated underwriting, banking, legal and accounting fees that are not capitalizable as part of the transaction. These costs are reflected in the unaudited pro forma balance sheet as a reduction of equity as they will be expensed by Whiting and Kodiak as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statements of operations due to their nonrecurring nature.

(e)	Reflects borrowings of $775.0 million under Whiting’s credit facility used to repay all of the $775.0 million debt outstanding under Kodiak’s credit facility as of June 30, 2014.

(f)	Reflects the estimated increase in Whiting’s common stock and additional paid-in capital resulting from the issuance of Whiting shares to Kodiak shareholders to effect the arrangement as follows (in thousands, except per share amounts):

Whiting common shares to be issued	47,304
Whiting common shares to be issued to assume Kodiak equity awards	453

Total shares to be issued	47,757
Price per share of Whiting’s common stock on September 30, 2014	$77.55

Fair value of common stock to be issued	3,703,583
Fair value of Kodiak options to be assumed by Whiting	44,400

Total fair value of Whiting equity to be issued	$3,747,983

Increase in Whiting’s common stock ($0.001 par value per share)	$48

Increase in Whiting’s additional paid-in capital	$3,747,935

(g)	Reflects the elimination of Kodiak’s historical equity balances in accordance with the acquisition method of accounting.

Note 3. Adjustments to the Unaudited Pro Forma Combined Statements of Operations

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013:

(h)	Reflects an adjustment for the reclassification of Kodiak’s income from saltwater disposal wells and rental equipment, which was previously included in Kodiak’s full cost pool under the full cost method of accounting for oil and gas properties, to interest income and other.

(i)	Reflects the change in depletion expense resulting from Kodiak’s oil and gas properties being recorded at fair value via the purchase price allocation and then depleted under the successful efforts method of accounting.

(j)	Reflects additional exploration expense related to Kodiak’s geological and geophysical costs and delay rentals, which were previously capitalized under the full cost method of accounting for oil and natural gas properties.

(k)	Reflects a decrease in general and administrative expenses resulting from a reduction in ongoing executive salaries of $9.0 million and $14.2 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. As provided by the terms of the arrangement, certain of Kodiak’s executive officers will definitively not be retained by Whiting following the closing date of the arrangement, as such executives are not necessary to the ongoing entity in order to generate equivalent or improved results from the acquired oil and gas properties. Additionally, transaction costs related to the arrangement of $0.8 million incurred by Whiting and Kodiak during the six months ended June 30, 2014 were eliminated due to their nonrecurring nature.

(l)	Reflects the net adjustment to interest expense primarily associated with the following:

•	Amortization using the effective interest rate method of the adjustment to fair value Kodiak’s debt as of January 1, 2013, resulting in a decrease to interest expense of $5.6 million and $10.8 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

•	The repayment of Kodiak’s outstanding debt under its credit facility as of January 1, 2013 using borrowings under Whiting’s credit facility, resulting in a decrease in interest expense of $3.6 million and $6.9 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

(m)	Reflects the income tax effects of the pro forma adjustments presented, based on Whiting’s combined statutory tax rate of 37.9% that was in effect during the periods for which pro forma combined statements of operations have been presented.

(n)	Reflects the incremental shares of Whiting’s common stock estimated to be issued to Kodiak shareholders on the closing date of the arrangement.

The following adjustments have been made to the accompanying unaudited pro forma statement of operations for the year ended December 31, 2013 to give effect to the disposition of the Postle Properties as of January 1, 2013:

(o)	Reflects the elimination of revenues and operating expenses of the Postle Properties.

(p)	Reflects the elimination of the gain on sale of Postle Properties as this nonrecurring item is directly attributable to the sale and is not expected to have a continuing impact.

(q)	Reflects the reduction to general and administrative expenses resulting from the decrease in employee compensation and benefits for those administrative employees that were not retained by Whiting following the sale of the Postle Properties.

(r)	Reflects the reduction to interest expense associated with the repayment of $816.5 million in debt outstanding under Whiting’s credit facility.

(s)	Reflects the elimination of historical losses on mark-to-market derivatives that were recognized on certain crude oil swap contracts that were transferred to the buyer upon closing of the Postle Properties divestiture.

(t)	Reflects the income tax effects of the pro forma adjustments presented, based on Whiting’s combined statutory tax rate of 38.9% that was in effect during the periods for which pro forma combined statements of operations have been presented.

Note 4. Supplemental Pro Forma Oil and Natural Gas Reserve Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, NGL and natural gas reserves as of December 31, 2013, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2013. The pro forma reserve information set forth below gives effect to the disposal of the Postle Properties and the acquisition of Kodiak’s oil and gas properties under the arrangement as if both transactions had occurred on January 1, 2013. For the year ended December 31, 2013, all oil and gas reserves in the tables below are attributable to properties within the United States.

Oil (MBbl)	Whiting Historical	Postle Pro Forma Adjustments	Whiting Pro Forma	Kodiak Historical	Whiting Pro Forma Combined
Balance—December 31, 2012	301,285	(38,161)	263,124	80,930	344,054
Extensions and discoveries	88,293	—	88,293	44,818	133,111
Sales of minerals in place	(36,992)	36,825	(167)	(1,529)	(1,696)
Purchases of minerals in place	14,543	—	14,543	22,579	37,122
Production	(27,035)	1,263	(25,772)	(9,439)	(35,211)
Revisions to previous estimates	7,327	73	7,400	898	8,298

Balance—December 31, 2013	347,421	—	347,421	138,257	485,678

Proved developed reserves:
December 31, 2013	198,204	—	198,204	63,934	262,138

Proved undeveloped reserves:
December 31, 2013	149,217	—	149,217	74,323	223,540

NGLs (MBbl)	Whiting Historical	Postle Pro Forma Adjustments	Whiting Pro Forma	Kodiak Historical	Whiting Pro Forma Combined
Balance—December 31, 2012	40,098	(4,864)	35,234	—	35,234
Extensions and discoveries	9,830	—	9,830	—	9,830
Sales of minerals in place	(4,777)	4,777	—	—	—
Purchases of minerals in place	1,311	—	1,311	—	1,311
Production	(2,821)	181	(2,640)	—	(2,640)
Revisions to previous estimates	1,228	(94)	1,134	—	1,134

Balance—December 31, 2013	44,869	—	44,869	—	44,869

Proved developed reserves:
December 31, 2013	23,721	—	23,721	—	23,721

Proved undeveloped reserves:
December 31, 2013	21,148	—	21,148	—	21,148

Natural Gas (MMcf)	Whiting Historical	Postle Pro Forma Adjustments	Whiting Pro Forma	Kodiak Historical	Whiting Pro Forma Combined
Balance—December 31, 2012	224,264	(12,238)	212,026	83,124	295,150
Extensions and discoveries	63,893	—	63,893	66,494	130,387
Sales of minerals in place	(12,411)	12,244	(167)	(1,353)	(1,520)
Purchases of minerals in place	7,751	—	7,751	16,918	24,669
Production	(26,917)	269	(26,648)	(7,242)	(33,890)
Revisions to previous estimates	20,934	(275)	20,659	16,044	36,703

Balance—December 31, 2013	277,514	—	277,514	173,985	451,499

Proved developed reserves:
December 31, 2013	183,129	—	183,129	78,823	261,952

Proved undeveloped reserves:
December 31, 2013	94,385	—	94,385	95,162	189,547

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2013 is as follows (in thousands):

	Whiting Historical	Kodiak Historical	Whiting Combined
Future cash flows	$35,178,399	$13,201,771	$48,380,170
Future production costs	(12,973,292)	(4,467,923)	(17,441,215)
Future development costs	(5,355,383)	(1,889,222)	(7,244,605)
Future income tax expense	(3,954,401)	(1,388,913)	(5,343,314)

Future net cash flows	12,895,323	5,455,713	18,351,036
10% annual discount for estimated timing of cash flows	(6,301,462)	(2,672,875)	(8,974,337)

Standardized measure of discounted future net cash flows	$6,593,861	$2,782,838	$9,376,699

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2013 are as follows (in thousands):

	Whiting Historical	Postle Pro Forma Adjustments	Whiting Pro Forma	Kodiak Historical	Whiting Pro Forma Combined
Beginning of year	$5,407,033	$(619,252)	$4,787,781	$1,608,527	$6,396,308
Sale of oil and gas produced, net of production costs	(2,010,925)	91,406	(1,919,519)	(714,201)	(2,633,720)
Sales of minerals in place	(1,064,195)	1,059,413	(4,782)	(44,973)	(49,755)
Net changes in prices and production costs	902,916	93,302	996,218	94,975	1,091,193
Extensions, discoveries and improved recoveries	2,827,321	76,199	2,903,520	962,961	3,866,481
Previously estimated development costs incurred during the period	832,096	(91,996)	740,100	332,510	1,072,610
Changes in estimated future development costs	(1,264,189)	(164,377)	(1,428,566)	41,338	(1,387,228)
Purchases of minerals in place	445,669	12,011	457,680	641,730	1,099,410
Revisions of previous quantity estimates	313,069	7,774	320,843	74,287	395,130
Net change in income taxes	(335,637)	(402,555)	(738,192)	(384,805)	(1,122,997)
Accretion of discount	540,703	(61,925)	478,778	191,908	670,686
Other	—	—	—	(21,419)	(21,419)

End of year	$6,593,861	$—	$6,593,861	2,782,838	$9,376,699